EXHIBIT 23.2

Ralph E. Davis Associates, Inc.
1717 St. James Place
Suite 460
Houston, Texas 77056

February 12, 2009

ABC Funding, Inc.
6630 Cypresswood Drive, Suite 200
Spring, Texas  77379

Attn:  Board of Directors

To Whom It May Concern:

The undersigned consents to the use of the name Ralph E. Davis Associates, Inc. and to the inclusion of our summary report, dated May 13, 2008, of the Estimated Reserves and Non Escalated Future Net Revenue Remaining as of April 1, 2008 of Voyager Gas Corporation (the “Reserve Report”) as an exhibit to the Amendment No. 1 on Form S-1 Registration Statement of ABC Funding, Inc. initially filed with the Securities and Exchange Commission on or about February 12, 2009.

Very truly yours,

RALPH E. DAVIS ASSOCIATES, INC.

_/s/  Allen L. Kelley
Allen L. Kelley
Senior Geologist